UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 27, 2007

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 POWELL STREET, SUITE 600	94608
EMERYVILLE, CALIFORNIA	(Zip Code)
(Address of principal executive offices)

(510) 985-6700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Executive Director Agreement

On November 27, 2007, LECG Corporation (the “Registrant”) entered into an employment agreement (the “Executive Director Agreement”) with David Kaplan, an expert Executive Director of Registrant, pursuant to which LECG will, among other things, make a cash retention payment to Mr. Kaplan totaling $9,750,000. Specifically, Mr. Kaplan will receive $2.5 million within two business days after signing the Executive Director Agreement, plus $7,250,000 on or before December 31, 2007. The retention payment is to be earned ratably over a seven-year period, such that if Mr. Kaplan voluntarily terminates his employment with the Registrant before the 7th anniversary of payment of the first installment of the retention payment, or if his employment is terminated for Cause, as defined in the Executive Director Agreement, Mr. Kaplan will be obligated to repay the unearned portion of the retention payment within 15 days after the effective date of such termination. In addition to the retention payments, Mr. Kaplan will be entitled to receive a finder’s fee on acquisitions sourced by him and completed by the Registrant or a subsidiary of the Registrant, in an amount equal to three percent (3%) of the trailing twelve month revenues of the acquired company as of the date of the acquisition. Mr. Kaplan will also be entitled to earn a bonus, payable in the first quarter of 2012, in an amount equal to a multiple of profits generated in the calendar year ending December 31, 2011 by a new consulting practice focused on areas of strategic interest to the Registrant that Mr. Kaplan may, but is not obligated to, develop over the four year period commencing January 1, 2008. The Executive Director Agreement also continues certain compensation arrangements (in accordance with Registrant’s standard model of director compensation) generally set forth in Mr. Kaplan’s original Amended and Restated Senior Management Agreement with the Registrant dated October 1, 2004, as previously amended.

Employment Agreement

On November 27, 2007, the Registrant also entered into an employment agreement (the “Employment Agreement”) with Dr. David Teece, pursuant to which Dr. Teece will serve in a non-executive position as Vice Chairman of the Registrant’s Board of Directors, will serve as an ex officio member of the Registrant’s Executive Management Team or its successor committee, and will provide professional consulting services to LECG as an academic Director. Under the Employment Agreement, Dr. Teece will receive a cash retention payment totaling $10 million. Specifically, Dr. Teece will receive $2.5 million within two business days after signing the Employment Agreement, an additional $2.5 million on or before December 31, 2007 and $5 million on or before January 31, 2008. The retention payment is to be earned ratably over a seven-year period, such that if Dr. Teece voluntarily terminates his employment with the Registrant before the 7th anniversary of payment of the first installment of the retention payment, or if his employment is terminated for Cause, as defined in the Employment Agreement, Dr. Teece will be obligated to repay the unearned portion of the retention payment within 15 days after the effective date of such termination. Dr. Teece will also receive incentive compensation for his consulting services in accordance with the Registrant’s standard model of director compensation. If the Registrant terminates Dr. Teece’s employment without Cause but wishes to continue certain restrictive provisions under the Employment Agreement, Dr. Teece will be entitled to receive $250,000 payable in equal installments over a six-month period as consideration therefor. The Registrant will have the option to pay Dr. Teece an additional $250,000, also payable in equal installments, over the subsequent six months as consideration for Dr. Teece’s continued compliance with those same restrictive provisions for that additional six-month period. For his service on the Board of Directors, Dr. Teece will receive (i) an annual retainer equal to that payable to all non-executive members of the Board of Directors as established by the Registrant’s Corporate Governance Committee from time to time; (ii) a per meeting stipend equal to that payable to all non-executive members of the Registrant’s Board of Directors, as established by the Corporate Governance Committee from time to time; (iii) for so long as Dr. Teece serves as a non-executive member of the Board of Directors, a yearly non-discretionary, automatic grant of an option to purchase 7,500 shares of the Registrant’s common stock, which vests one year after the date of grant, pursuant to the Registrant’s 2003 Stock Option Plan; and (iv) a retainer in recognition of his services as Vice Chairman in such amount as may be determined annually by the Corporate Governance Committee. The Employment Agreement replaces and supersedes Dr. Teece’s previous management and employment agreements with the Registrant.

Item 8.01 Other Information

Press Release

On November 27, 2007, the Registrant issued the Press Release that is more particularly described in Item 9.01 hereof, and a copy of which is being filed herewith. The Press Release announced the compensation arrangements, as more particularly described in Item 1.01 hereof.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1  Press Release issued by LECG Corporation on November 27, 2007 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 27, 2007	LECG Corporation
(Registrant)

	By:	/s/ Steven R. Fife
Steven R. Fife
Chief Financial Officer